Exhibit 5.1

Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813-8800

April 29, 2026

AvalonBay Communities, Inc.

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on April 29, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 1,059,995 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued from time to time by the Company to certain holders of 1,059,995 limited partnership interests (“DownREIT Units”), in Aqua DownREIT, L.P., a Delaware limited partnership (the “DownREIT”), if and to the extent that such holders tender DownREIT Units for redemption in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the DownREIT, dated April 30, 2025, as amended (the “Partnership Agreement”), and the Company exercises its right to issue Shares in exchange for DownREIT Units.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued by the Company, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its Articles of Amendment and Restatement of Articles of Incorporation as then in effect (the “Charter”), such that the number of unissued shares of Common Stock authorized under the Charter is less than the number of Shares.

The opinion set forth below is limited to the Maryland General Corporation Law.

AvalonBay Communities, Inc.

April 29, 2026

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in exchange for the DownREIT Units as provided in the Partnership Agreement, will be validly issued, fully paid, and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP